Exhibit No. 10(c)(*)

EMPLOYMENT AGREEMENT

(as Amended and Restated December 31, 2008)

THIS EMPLOYMENT AGREEMENT (this “Agreement”), dated as of the 31st day December, 2008, is made by and between Regis Corporation, a Minnesota corporation (the “Corporation”), and Randy L. Pearce (the “Executive”).

RECITALS

WHEREAS, the Corporation and the Executive are parties to that certain Senior Officer Employment and Deferred Compensation Agreement, dated April 14, 1998, as subsequently amended (the “Original Agreement”); and

WHEREAS, the Corporation and the Executive also are parties to an agreement dated May 24, 2005, regarding a policy insuring the life of the Executive (the “Insurance Agreement”); and

WHEREAS, the Corporation and the Executive, by an agreement dated as of May 9, 2007 (“2007 Agreement”), terminated the Original Agreement and consolidated the terms and conditions of the Insurance Agreement in the 2007 Agreement; and

WHEREAS, the Corporation and the Executive wish to further amend and restate the 2007 Agreement as of the date hereof to make certain changes to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) (this restatement is referred to herein as the “Agreement”).

AGREEMENT

NOW, THEREFORE, in consideration of the provisions of this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Corporation agrees to employ the Executive, and the Executive agrees to such employment, upon the following terms and conditions:

1.             EFFECTIVE DATE; PERIOD OF EMPLOYMENT.

(a)           Effective Date.  This Agreement shall be effective on December 31, 2008 (the “Effective Date”); the 2007 Agreement was effective on May 9, 2007 (the “2007 Agreement Effective Date”).

(b)           Period of Employment.  The employment of the Executive by the Corporation pursuant to this Agreement shall be for a period (sometimes referred to herein as the “period of employment”) beginning on the 2007 Agreement Effective Date and continuing, unless sooner terminated as provided in Section 6 herein, until midnight on the day immediately preceding the fifth anniversary of the 2007 Agreement Effective Date.  The Corporation and the Executive recognize and acknowledge that this

Agreement does not provide for any automatic renewal.  Notwithstanding the end of the Executive’s period of employment, this Agreement shall remain in full force and effect thereafter for the purpose of determining the Executive’s entitlement to any payments due under Sections 4(e) and (f) hereof.

(c)           Definitions.  Various terms are defined either where they first appear underlined in this Agreement or in Section.

2.             DUTIES.  During the period of employment, the Executive shall serve as Senior Executive Vice President and Chief Financial and Administrative Officer of the Corporation, and in such other additional office or offices to which he shall be elected by the Board of Directors of the Corporation (“Board”) with his approval, performing the duties of such office or offices held at the time and such other duties not inconsistent with his position as such an officer or director as are assigned to him by the Board or committees of the Board.  During the period of employment, the Executive shall devote his full time and attention to the business of the Corporation and the discharge of the aforementioned duties, except for reasonable vacations, absences due to illness, and reasonable time for attention to personal affairs and charitable activities.

3.             OFFICE FACILITIES.  During the period of employment, the Executive shall have his office where the Corporation’s principal executive offices are located from time to time, which currently are at 7201 Metro Boulevard, Edina, Minnesota and the Corporation shall furnish Executive with office facilities reasonably suitable to his position at such location.

4.             COMPENSATION.  As compensation for his services performed hereunder, the Corporation shall pay or provide to the Executive the following:

(a)           Base Salary.  The Corporation shall pay the Executive a base salary (the “Base Salary”), calculated at the rate of Four Hundred Seventy-Five Thousand Dollars ($475,000.00) per annum (which Base Salary may be increased, but not reduced, by the Compensation Committee of the Board (the “Compensation Committee”) at any time and from time to time in its discretion), payable monthly, semi-monthly or weekly according to the Corporation’s general practice for its executives, for the period of employment under this Agreement.  Such Base Salary may be increased annually by an amount determined by the Compensation Committee.  Such Base Salary, including such annual increases (which shall be considered part of the Base Salary), shall not be reduced during the period of employment hereunder.

(b)           Bonus.  The Executive shall be eligible for an annual performance bonus (the “Bonus”) as determined under the provisions of the Regis Corporation 2004 Short Term Incentive Compensation Plan, as amended from time to time, any successor to such plan, or such other annual incentive compensation program developed for the Corporation’s executive officers.

(c)           Other Incentive Plans.  During the period of employment, the Executive shall be eligible to participate in such other incentive compensation programs in accordance with their terms as the Corporation may have in effect from time to time for its executive personnel (including the Regis Corporation Long Term Incentive Plan, as amended from time to time, and any successor thereto), other than any annual cash bonus plan (which is dealt with in Section 4(b) hereof), and all compensation and other entitlements earned thereunder shall be in addition to, and shall not in any way reduce, the amount payable as Base Salary and Bonus.

(d)           Restricted Stock Units.  On the 2007 Agreement Effective Date, the Corporation shall grant the Executive restricted stock units with respect to Fifty Thousand (50,000) shares of the Corporation’s common stock, subject to the terms and conditions of the Regis Corporation 2004 Long Term Incentive Plan, including any amendments made to provide for such awards.  Such restricted stock units shall remain unvested and forfeitable until the day immediately preceding the fifth anniversary of the 2007 Agreement Effective Date; at such time the restricted stock units shall become fully (100%) vested, provided the Executive is employed by the Corporation (or a subsidiary of the Corporation) on such date.  Payment of such restricted stock units automatically shall be deferred until January 31 of the calendar year next following the vesting date provided in the immediately preceding sentence.

(e)           Payment to Cover Life Insurance Premiums or Other Purposes.  The Corporation previously agreed under the Insurance Agreement to pay the Executive, for a period of ten (10) years, an amount equal to the annual premium on a a policy with a face amount of Two Million Five Hundred Dollars ($2,500,000) insuring the Executive’s life, plus a gross-up for the federal and state income taxes imposed on such payment. In lieu of such payments and subject to the last sentence of this Section 4(e), the Corporation shall pay the Executive the sum of One Hundred and Twenty Thousand Dollars ($120,000) annually for three years starting in 2008, which the Executive may use to continue to pay life insurance premiums, income tax obligations or as the Executive otherwise may determine.  The Corporation’s obligation to make the payments provided for under this Section 4(e) shall cease upon the termination of this Agreement by the Corporation for Cause (as defined in Section 8 hereof).

(f)            Retirement Benefit.  The Corporation shall pay to the Executive, if living, or, if not, to his surviving spouse or other designated beneficiary (either sometimes referred to as the Executive’s “Beneficiary”) or to the Executive’s estate if there is no surviving Beneficiary, the following sums (sometimes referred to as his “Retirement Benefit”) upon the terms and conditions and for the periods hereinafter set forth:

(i)            Payments upon Retirement.  On the last day of the month next following the month in which the Executive (1) retires from employment with the Corporation after attaining age 65, or (2) reaches age 65 if he is then disabled within the meaning of Section 4(f)(iv), the Corporation shall pay to the Executive a lump sum cash payment of an amount equal to the present value of his Vested Monthly Benefit. For the purpose of determining the present value, the following assumptions shall apply:

(1)           Interest: Payments shall be discounted to present value at a rate of interest equal to the yield to maturity of 30-year U.S. Treasury Notes as of the Executive’s termination of employment.

(2)           Payment Duration:  It shall be assumed that payments of the Vested Monthly Benefit will be made for two hundred and forty (240) months.

Notwithstanding the foregoing in this subparagraph 4(f)(i), Executive shall be entitled, by written election to the Corporation’s Board of Directors, to receive, in connection with a termination of employment at or after age 65, to have his Vested Monthly Benefit paid in monthly payments rather than the lump-sum described above, provided (x) Executive makes such written election more than 12 months before Executive attains age 65 (y) such election is not effective for 12 months, and (z) the first installment of the Vested Monthly Benefit is paid five years after the month next following the month of such termination of employment (or if earlier, upon death or disability pursuant to subparagraphs 4(f)(iii) and (iv), respectively).  Pursuant to (and subject to the requirements of) transitional relief  provided with respect to initial and redeferral elections under Code Section 409A (including without limitation, IRS Notice 2005-1, Notice 2006-79, the Preamble to the final Section 409A treasury regulations, and Notice 2007-86, any election made on or before December 31, 2008 shall not be subject to the foregoing timing requirements.

If this election is made, the Vested Monthly Benefit will be paid for two hundred and forty (240) months.  If Executive dies before receiving all 240 monthly payments specified herein, the Corporation shall pay to the Executive’s Beneficiary the remaining monthly payments as they become due as provided above.

(ii)           Early Termination.  In the event the Executive has a termination of  employment with the Corporation before reaching age 65 (unless the Executive has been terminated by the Corporation for Cause, or if the termination is by reason of disability pursuant to subparagraph 4(f)(iv), or by reason of death), then, on the last day of the month next following the month of the Employee’s termination of employment, the Corporation shall pay to the Executive a lump sum cash payment of an amount equal to the present value of his Discounted Vested Monthly Benefit.  For the purpose of determining the present value, the following assumptions shall apply:

(1)           Interest: Payments shall be discounted to present value at a rate of interest equal to the yield to maturity of 30-year U.S. Treasury Notes as of the Executive’s termination of employment.

(2)           Payment Duration:  It shall be assumed that payments of the Discounted Vested Monthly Benefit will be made for two hundred and forty (240) months.

Notwithstanding the foregoing in this subparagraph 4(f)(ii), Executive shall be entitled, by written election to the Corporation’s Board of Directors, to receive, in connection with Executive’s termination of employment prior to age 65, to (i) be paid the lump sum cash payment on the basis of his Vested Monthly Benefit rather than the Discounted Vested Monthly Benefit (or based on his Discounted Vested Monthly Benefit but commencing at a later date if the payment date is prior to age 65), and/or (ii) to be paid in monthly payments rather than the lump-sum described above, provided (x) Executive makes such written election more than 12 months before Employee’s termination of employment (y) such election is not effective for 12 months following the date the election is made, and (z) the first installment of the Monthly Benefit (or the lump sum payment as applicable) is paid no earlier than five years after the month next following the month of Employee’s termination of employment (or if earlier, upon death or disability pursuant to subparagraphs 4(f)(iii) or (iv), respectively).  Pursuant to (and subject to the requirements of) transitional relief  provided with respect to initial and redeferral elections under Code Section 409A (including without limitation, IRS Notice 2005-1, Notice 2006-79, the Preamble to the final Section 409A treasury regulations, and Notice 2007-86, any election made on or before December 31, 2008 shall not be subject to the foregoing timing requirements.

If monthly payments are elected, the Vested Monthly Benefit (or the Discounted Vested Monthly Benefit (if payment commences prior to age 65)) will be paid for two hundred and forty (240) months.  If Executive dies before receiving all two hundred and forty (240) monthly payments specified herein, the Corporation shall pay to Executive’s Beneficiary the remaining unpaid monthly payments as they become due as provided above.

 (iii)         Payments upon Death before Separation.  If the Executive dies while employed by the Corporation, during the first six (6) months of disability, or while disability payments are being paid under subparagraph (iv), the Corporation shall pay to Executive’s Beneficiary a lump sum cash payment of an amount equal to the present value of Executive’s Monthly Benefit (based on the assumptions listed in subparagraph (ii), but with the 30-year Treasury Note rate determined at the Executive’s death), provided, however, that if Employee elected to receive monthly payments rather than a lump sum (as provided under subparagraph (i) and (ii), as applicable based on the age of the Executive at death), the Corporation shall pay to Executive’s Beneficiary Executive’s full Monthly Benefit for two hundred and forty (240) months.  The lump sum payment or the first monthly payment, as applicable, shall be paid within thirty (30) days after Executive’s death.

(iv)          Payments During Disability.  In addition to the payments provided in Section 4(f)(i) and (ii), should the Executive become disabled while employed by the Corporation, and such disability continues for a period of six (6) months,  the Corporation shall pay to the Executive his Monthly Benefit during each month that the Executive remains disabled until he attains age 65 or until his death prior to attaining such age, at which time the payment provided in

Section 4(f)(i), (ii) or (iii) (whichever is applicable) shall be paid or begin (in the case of a lump sum, the 30-year Treasury Note rate shall be determined at age 65 or death, as applicable).  The first payment under this Section 4(f)(iv) shall be made during the seventh month of such disability, and each succeeding payment shall be made on the same date of each succeeding month thereafter.  Payments shall be made under this Section 4(f)(iv) only if the Executive is disabled within the meaning of the disability clause of the Corporation’s long term disability insurance policy or program as then in effect and within the meaning of “disability” as set forth in Treas. Reg. § 1.409A-3(i)(4).

(v)           Termination for Cause.  If the Executive’s employment with the Corporation is terminated at any time for Cause (as defined in Section 8), the Corporation shall have no obligation to make any payments to him or his Beneficiary under this Section 4(f) and all such future payments shall be forfeited.

(g)           Health, Welfare and Retirement Plans; Vacation.  During the period of employment, the Executive shall be entitled to:

(i)            participate in such retirement, health (medical, hospital and/or dental) insurance, life insurance, disability insurance, flexible benefits arrangements and accident insurance plans and programs as are maintained in effect from time to time by the Corporation for its headquarters employees;

(ii)           participate in other non-duplicative benefit programs which the Corporation may from time to time offer generally to headquarters personnel of the Corporation; and

(iii)          take vacations and be entitled to sick leave in accordance with the Corporation’s policy for executive personnel of the Corporation.

(h)           Expenses.  Executive shall be reimbursed for reasonable business expenses incurred in connection with the performance of his duties hereunder consistent with the Company’s policy regarding reimbursement of such expenses.  With respect to any benefits or payments received or owed to the Executive hereunder, the Executive shall cooperate in good faith with the Corporation to structure such benefits or payments in the most tax-efficient manner to the Corporation.

5.             EFFECT OF DISABILITY AND CERTAIN HAZARDS.  The Executive shall not be obligated to perform the services required of him by this Agreement during any period in which he is disabled or his health is impaired to an extent which would render his performance of such services hazardous to his health or life, and relief from such obligation shall not in any way affect his rights hereunder except to the extent that such disability or health impairment may result in termination of his employment by the Corporation pursuant to Section 6 herein.

6.             TERMINATION OF EMPLOYMENT.  The employment of the Executive by the Corporation pursuant to this Agreement may be terminated by the Corporation or the Executive at any time, as follows:

(a)           Death.  In the event of the Executive’s death prior to the expiration of the period of employment hereunder, such employment shall terminate on the date of death.

(b)           Permanent Disability.  The Executive’s employment may be terminated by the Corporation prior to the expiration of the period of employment hereunder due to Executive’s physical or mental disability or health impairment which prevents the effective performance by the Executive of his duties hereunder on a full time basis, with such termination to occur (i) with respect to disability, on or after the time which the Executive becomes entitled to disability compensation benefits under the Corporation’s long term disability insurance policy or program as then in effect or (ii) with respect to health impairment, after Executive has been unable to substantially perform his services hereunder for six consecutive months.  Any dispute as to the Executive’s physical or mental disability or health impairment shall be settled by the opinion of an impartial physician selected by the parties or their representatives or, in the event of failure to make a joint selection after request therefor by either party to the other, a physician selected by the Corporation, with the fees and expenses of any such physician to be borne by the Corporation.

(c)           Cause.  The Corporation, by giving written notice of termination to the Executive, may terminate such employment at any time prior to the expiration of the period of employment hereunder for “Cause” (as defined in Section 8).

(d)           Without Cause.  The Corporation may terminate such employment at any time prior to said date without Cause (which shall be for any reason not covered by preceding Sections 6(a) through (c)) upon sixty (60) days prior written notice to the Executive.

(e)           By the Executive.  The Executive may terminate such employment at any time for an applicable Good Reason (as defined in Section 8), subject to Section 6(f).  The Executive may also terminate such employment for any other reason upon prior written notice thereof to the Corporation, and the Executive agrees to use his reasonable best efforts to provide twelve (12) months’ prior written notice in such event.

(f)            Notice of Good Reason.  If the Executive believes that he is entitled to terminate his employment with the Corporation for an applicable Good Reason, he may apply in writing to the Corporation for confirmation of such entitlement prior to the Executive’s actual separation from employment, by following the claims procedure set forth in Section 11 hereof.  The submission of such a request by the Executive shall not constitute “Cause” for the Corporation to terminate the Executive under Section 6(c) hereof; and the Executive shall continue to receive all compensation and benefits he was receiving at the time of such submission throughout the resolution of the matter pursuant to the procedures set forth in Section 11 hereof.  If the Executive’s request for a termination of employment for Good Reason is denied under both the request and appeal procedures set forth in Sections 11(a) and (b) hereof, then the parties shall promptly submit the claim to binding arbitration pursuant to Section 11(c) and use their best efforts to conclude the arbitration within ninety (90) days after the claim is submitted.

(g)           Notice of Termination.  Any termination of the Executive’s employment by the Corporation or by the Executive (other than termination based on the Executive’s death) shall be communicated by a written Notice of Termination to the other party hereto.  For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.  For purposes of this Agreement, no purported termination shall be effective without the delivery of such Notice of Termination.

(h)           Date of Termination.  The “date of termination” of the Executive’s employment shall mean (i) if the Executive is terminated by his death, the date of his death, (ii) if the Executive’s employment is terminated due to a permanent disability or health impairment, thirty (30) days after the Notice of Termination is given (provided that the Executive shall not have returned to the performance of his duties on a full-time basis during such period), (iii) if the Executive’s employment is terminated pursuant to a termination for Cause, the date specified in the Notice of Termination, and (iv) if the Executive’s employment is terminated for any other reason, the date shall be the later of thirty (30) days after termination as provided by the Notice of Termination or the date of the final resolution of the arbitration and claims procedures set forth in Section 11 hereof, unless otherwise agreed by the Executive and Corporation or otherwise provided in this Agreement.

7.             PAYMENTS UPON TERMINATION.

(a)           Death or Disability.  If the Executive’s employment is terminated by reason of his death or permanent disability, he (or the legal representative of his estate in the event of his death) shall be entitled to the following:

(i)            Accrued Compensation.  All compensation due the Executive under this Agreement and under each plan or program of the Corporation in which he may be participating at the time shall cease to accrue as of the date of such termination, except (1) as specifically provided in this Agreement or (2) in the case of any such plan or program, if and to the extent otherwise provided in the terms of such plan or program or by applicable law.  All such compensation accrued as of the date of such termination but not previously paid shall be paid to the Executive at the time such payment otherwise would be due.

(ii)           Accrued Obligations.  In addition, the Executive shall also be entitled to the following: (1) a payment equal to the Highest Annual Bonus, pro rata based on the portion of the year ended on the date of the termination; (2) unpaid deferred compensation under the Regis Corporation Non-Qualified Deferred Compensation Plan, together with all earnings thereon (it being understood that this is separate from, and in addition to, the Retirement Benefit set forth in Section 4(f) hereof); and (3) accrued vacation pay.

(iii)          Acceleration of Vesting.  All options to purchase the Corporation’s common stock and shares of restricted stock and restricted stock units held by Executive at the time of such termination but still subject to vesting, shall be fully and immediately vested.  All other benefits or interests of Executive in any of the Corporation’s long term incentive plans or arrangements which are subject to vesting shall be fully and immediately vested.

(iv)          Benefits.  In lieu of any continuation coverage the Executive may be entitled to receive under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, (“COBRA”), during the period commencing with the Executive’s termination of employment and continuing through the Executive’s attainment of age 65 (or with respect to the Executive’s wife, Mary Kay Pearce [the “Executive’s wife”], through her attainment of age 65), the Executive and the Executive’s wife each shall be entitled to the continuation of the same or equivalent health, hospitalization, prescription drug and dental insurance coverage that each had received immediately prior to the Executive’s termination of employment, as if the Executive had continued to be an executive employee of the Corporation.  In the event that the Executive or the Executive’s wife is ineligible under the terms of such health or other insurance to continue to be so covered, the Corporation shall provide the Executive and the Executive’s wife with substantially equivalent coverage through other sources or will reimburse the Executive or the Executive’s wife (as applicable) for actual premiums paid for such alternative coverage (such as Medicare Part A, Part B and prescription drug coverage) that the Executive or the Executive’s wife obtains for the payment period. Any such reimbursement shall be paid by December 31 of the calendar year following the year in which Employee pays such premiums.

(b)           Termination Without Cause or for Good Reason.  If the Executive’s employment pursuant to this Agreement is terminated without Cause pursuant to Section 6(d) hereof or the Executive terminates this Agreement for Good Reason, then the Executive shall be entitled to and shall receive the following:

(i)            Accrued Compensation.  All compensation due the Executive under this Agreement and under each plan or program of the Corporation in which he may be participating at the time shall cease to accrue as of the date of such termination, except (1) as specifically provided in this Agreement or (2) in the case of any such plan or program, if and to the extent otherwise provided in the terms of such plan or program or by applicable law.  All such compensation accrued as of the date of such termination but not previously paid shall be paid to the Executive at the time such payment otherwise would be due.

(ii)           Accrued Obligations.  In addition, the Executive shall also be entitled to the following: (1) a payment equal to the Highest Annual Bonus, pro rata based on the portion of the year ended on the date of the termination; (2) unpaid deferred compensation under the Regis Corporation Non-Qualified Deferred Compensation Plan, together with all earnings thereon (it being understood that this is separate from, and in addition to, the Retirement Benefit set forth in Section 4(f) hereof); and (3) accrued vacation pay.

(iii)          Acceleration of Vesting.  All options to purchase the Corporation’s common stock and shares of restricted stock and restricted stock units held by Executive at the time of such termination but still subject to vesting, shall be fully and immediately vested.  All other benefits or interests of Executive in any of the Corporation’s long term incentive plans or arrangements which are subject to vesting shall be fully and immediately vested.

(iv)          Benefits.  In lieu of any continuation coverage the Executive may be entitled to receive under COBRA, during the period commencing with the Executive’s termination of employment (provided that such termination of employment is not a voluntary resignation by the Executive prior to the second anniversary of this Agreement) and continuing through the Executive’s attainment of age 65 (or with respect to the Executive’s wife, through her attainment of age 65), the Executive and the Executive’s wife each shall be entitled to the continuation of the same or equivalent health, hospitalization, prescription drug and dental insurance coverage that each had received immediately prior to the Executive’s termination of employment, as if the Executive had continued to be an executive employee of the Corporation.  In the event that the Executive or the Executive’s wife is ineligible under the terms of such health or other insurance to continue to be so covered, the Corporation shall provide the Executive and the Executive’s wife with substantially equivalent coverage through other sources or will reimburse the Executive or the Executive’s wife (as applicable) for actual premiums paid for such alternative coverage (such as Medicare Part A, Part B and prescription drug coverage) that the Executive or the Executive’s wife obtains for the payment period.  Any such reimbursement shall be paid by December 31 of the calendar year following the year in which Employee pays such premiums.

(v)           Severance Payment.  The Executive shall be entitled to and shall receive a lump sum cash payment (the “Severance Payment”) from the Corporation.  The amount of the Severance Payment shall equal the product of:

(1) the sum of (A) the Executive’s Base Salary and (B) the Highest Annual Bonus and

(2) the number of full and partial years (rounded to the next highest month) remaining during the period of employment at the date of termination, but in no case more than two (2).

(vi)          Life Insurance Premiums.  The Corporation shall pay to the Executive a lump sum amount sufficient to pay a certain number of future annual premiums required with respect to the Policy described in Section 4(e).  The number of future annual premiums referenced in the immediately preceding sentence of this subparagraph (vi) shall equal ten (10), reduced by the number of annual premium payments already made under such policy as of the date of the

Executive’s termination of employment (including any amount paid under Section 7(d)(iii) of the Agreement).

(c)           Termination for Cause or Without Good Reason.  If the Executive’s employment pursuant to this Agreement is terminated pursuant to subsection (c) of Section 6 hereof, the Executive terminates this Agreement without Good Reason, or the Executive’s employment hereunder terminates due to the expiration of the period of employment, Executive shall be entitled to and shall receive:

(i)            Accrued Compensation.  All compensation due the Executive under this Agreement and under each plan or program of the Corporation in which he may be participating at the time shall cease to accrue as of the date of such termination, except (1) as specifically provided in this Agreement or (2) in the case of any such plan or program, if and to the extent otherwise provided in the terms of such plan or program or by applicable law.  All such compensation accrued as of the date of such termination but not previously paid shall be paid to the Executive at the time such payment otherwise would be due.

(ii)           Accrued Obligations.  In addition, Executive shall also be entitled to the following: (1) unpaid deferred compensation under the Regis Corporation Non-Qualified Deferred Compensation Plan, together with all earnings thereon (it being understood that this is separate from, and in addition to, the Retirement Benefit set forth in Section 4(f) hereof); and (2) accrued vacation pay.

(iii)          Benefits.  If the Executive terminates this Agreement without Good Reason on or after the second anniversary of this Agreement or the Executive’s employment hereunder terminates due to the expiration of the period of employment, but not in the event if the Executive’s employment is terminated pursuant to section (c) of Section 6 hereof, the Executive and the Executive’s wife (as applicable) shall be entitled to and shall receive the benefits described in Section 7(b)(iv).

(d)           Change in Control.  If, following a Change in Control, (x) the Executive’s employment pursuant to this Agreement is terminated by the Corporation (or any successor entity) for any reason or by the Executive for Good Reason or (y) the Executive’s employment is terminated by the Corporation (or any successor entity) for any reason or by the Executive for Good Reason within two (2) years of such Change in Control, then the Executive shall be entitled to and shall receive the compensation, benefits and other items described in Sections 7(b)(i) through (vi) above, and Executive shall also be entitled to the following compensation and other benefits, upon the terms and conditions described herein:

(i)            Company Stock Award.  The Executive automatically shall receive Fifty Thousand (50,000) shares of the Corporation’s common stock.  Any such shares awarded under this Section shall be subject to automatic adjustment to reflect any Corporation share dividend, share split, combination or exchange of shares, recapitalization or other change in the capital structure of the Corporation since the 2007 Agreement Effective Date.

(ii)           Impact on Retirement Benefit.  Notwithstanding any other provision of this Agreement, if the Executive’s employment with the Corporation terminates at any time following a Change in Control, whether such termination is initiated by the Executive or by the Corporation (unless the termination is by the Corporation for Cause), the lump sum benefit payable under Section 4(f)(i) or (ii), as applicable, will equal the Executive’s Aggregate Benefit (without any reduction for vesting or for discounting).

(iii)          Life Insurance Premiums.  Within five (5) business days of a Change in Control, the Corporation shall pay to the Executive a lump sum amount sufficient to pay a certain number of future annual premiums required with respect to the Policy described in Section 4(e).  The number of future annual premiums referenced in the immediately preceding sentence of this Section 7(d)(iii) shall equal (1) ten, reduced by (2) the number of annual premium payments already made under such policy as of the date of the Change in Control.

(e)            Tax Gross-Up.  If any payments (including awards) received by the Executive pursuant to this Agreement will be subject to the excise tax (the “Excise Tax”) imposed by Section 4999 of the Code, or any successor or similar provision of the Code, the Corporation shall pay to the Executive additional compensation such that the net amount received by the Executive after deduction of any Excise Tax (and taking into account any federal, state and local income taxes payable by the Executive as a result of the receipt of such gross-up compensation), shall be equal to the total amounts he would have received had no such Excise Tax (or any interest or penalties thereon) been paid or incurred.  The Corporation shall pay such additional compensation at the time when the Corporation withholds such Excise Tax from any payments to the Executive (or otherwise makes a parachute payment to Executive).  The calculation of the tax gross-up payment shall be approved by an independent certified public accounting firm and the Executive’s designated financial adviser, with the fees in each case payable by the Corporation.  All amounts payable pursuant to this subparagraph 7(e) shall be paid by the end of Employee’s taxable year next following Employee’s taxable year in which the related taxes are remitted to the taxing authority.

(f)            Payment Terms.  Unless otherwise specified in this Section 7, all cash payments to which Executive is entitled pursuant to this Section 7 shall be made in a lump sum within ten (10) business days of the date of termination.  Any payment under this Agreement that falls within the definition of “deferred compensation,” as such term is applied under Section 409A of the Code (including, but not necessarily limited to, the Retirement Benefit under Section 4(f)), that is made on account of the Executive’s termination of employment shall not be made unless such termination of employment is also a “separation from service,” as such term is applied under such Section 409A, with the Corporation and all corporations or entities with which the Corporation would be considered a single employer under subsections (b) and (c) of Code.  If on the date of such separation from service the Executive is a “specified employee” as defined in Section 409A of the Code, determined as of December 31 of each calendar year and applied as of April 1 following such determination in accordance with Section 409A of the Code and the guidance issued by the Department of the Treasury with respect to the application of such Section 409A, payments of any such deferred compensation shall be paid or commence on the first day of the seventh (7th) month following separation from service, without adjustment for interest or earnings during the period of delay.

8.             DEFINITIONS.  Certain terms are defined where they first appear in this Agreement and are underlined for ease of reference.  In addition, the following definitions shall apply for purposes of this Agreement.

“Aggregate Benefit” shall mean an amount equal to the Executive’s Monthly Benefit multiplied by 240.

“Cause” shall mean (a) acts occurring or discovered during the term of this Agreement, the Original Agreement or the 2007 Agreement (i) resulting in a felony conviction under any Federal or state statute, which is materially detrimental to the financial interests of the Corporation, or (ii) willful non-performance by the Executive of his material employment duties required by this Agreement (other than by reason of his physical or mental incapacity) or (b) the Executive willfully engaging in fraud or gross misconduct which is materially detrimental to the financial interests of the Corporation during the term of this Agreement, the Original Agreement or the 2007 Agreement, with “Cause” to be determined in any case by the Board after reasonable written notice to Executive and an opportunity for Executive to be heard at a meeting of the Board and with reasonable opportunity (of not less than thirty (30) days) in the case of clause (a)(ii) to cease substantial non-performance.

“Change in Control” shall be deemed to have occurred at such time as any of the following events occur:

(a)           any “person” within the meaning of Section 2(a)(2) of the Securities Act of 1933 and Section 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), is or has become the “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of twenty percent (20%) or more of either (i) the then outstanding shares of Common Stock of the Corporation (the “Outstanding Common Stock”) or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Voting Securities”), except for an acquisition by an entity resulting from a Business Combination (as defined below) in which clauses (x) and (y) of subparagraph (b) apply;

(b)           consummation of (i) a merger or consolidation of the Corporation with or into another entity, (ii) a statutory share exchange or (iii) the acquisition by any person (as defined above) of all or substantially all of the assets of the Corporation (each, a “Business Combination”), unless immediately following such Business Combination, (x) all or substantially all of the beneficial owners of the Outstanding Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of the voting power of the then outstanding shares of voting stock (or comparable voting equity interests) of the surviving or acquiring entity resulting from such Business Combination (including such beneficial ownership of an entity that, as a result of such transaction, owns the Corporation or all or substantially all of the Corporation’s assets either directly or through one or more subsidiaries), in substantially the same proportions (as compared to the other beneficial owners of the Corporation’s voting stock immediately prior to such Business Combination) as their beneficial ownership of the Corporation’s voting stock immediately prior to such Business Combination and (y) no person (as defined above) beneficially owns, directly or indirectly, twenty percent (20%) or more of the voting power of the outstanding voting stock (or comparable equity interests) of the surviving or acquiring entity (other than a direct or indirect parent entity of the surviving or acquiring entity, that, after giving effect to the Business Combination, beneficially owns, directly or indirectly, 100% of the outstanding voting stock (or comparable equity interests) of the surviving or acquiring entity), or

(c)           individuals who constitute the Corporation’s Board of Directors on the 2007 Agreement Effective Date (the “Incumbent Board”) have ceased for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the 2007 Agreement Effective Date whose election, or nomination for election by the Corporation’s stockholders, was approved by a vote of at least three-quarters (75%) of the directors comprising the Incumbent Board shall be, for purposes of this Agreement, considered as though such person were a member of the Incumbent Board.

 “Discounted Vested Monthly Benefit” shall mean an amount determined by discounting the Executive’s Vested Monthly Benefit to present value based on the number of months between (a) the Executive’s age at the date of his termination of employment or, if he elects to defer payment or commencement pursuant to subparagraph 4(f)(ii) of this Agreement, the date of payment or commencement, and (b) the date of his 65th birthday.  The discount rate to be used for this purpose shall be equal to the yield to maturity, at the date in (a), above, of U.S. Treasury Notes with a maturity date nearest the date of the Executive’s 65th birthday.

“Good Reason”  shall mean the occurrence, without the express written consent of the Executive, of any of the following:

(a)           the assignment to the Executive of any duties inconsistent with the Executive’s authorities, positions, duties, responsibilities and status with the Corporation, or any adverse alteration in the nature of the Executive’s reporting responsibilities, titles, or offices, or any removal of the Executive from, or any failure to reelect the Executive to, any such positions, except in connection with a termination of the employment of the Executive for Cause, permanent disability, or as a result of the Executive’s death or by the Executive other than for Good Reason;

(b)           a reduction by the Corporation in the Executive’s Base Salary then in effect;

(c)           any material breach by the Corporation of any provisions of the Agreement;

(d)           the requirement by the Corporation that the Executive’s principal place of employment be relocated more than thirty (30) miles from the Corporation’s address for notice in Section 12(h); or

(e)           the Corporation’s failure to obtain a satisfactory agreement from any successor to assume and agree to perform Corporation’s obligations under the Agreement;

provided that Executive notifies the Corporation of such condition set forth in clause (a), (b), (c), (d) or (e) and the Corporation fails to remedy such condition within thirty (30) days of receiving such notice.

“Highest Annual Bonus” shall mean the highest Bonus paid or payable to the Executive in respect of the three fiscal years prior to the date of termination.

“Monthly Benefit” shall mean an amount equal to the greater of (i) forty percent (40%) of the Executive’s average monthly compensation, excluding bonuses, for the sixty (60) months immediately preceding his termination of employment or disability, or (ii) Five Thousand Dollars ($5,000).

“Vested Monthly Benefit” shall mean a percentage of the Executive’s Monthly Benefit determined on the basis of the number of the Executive’s completed years of service with the Corporation according to the following schedule:

Years of Service	Percentage

Less than 7 years	0%

7 years	5%

8 years	10%

9 years	15%

10 years	20%

11 years	25%

12 years	30%

13 years	35%

14 years	40%

15 years	50%

16 years	60%

17 years	70%

18 years	80%

19 years	90%

20 or more years	100%

A “year of service” for purposes of vesting shall mean a consecutive twelve (12)-month period during which the Executive is employed by the Corporation.

9.             CONFIDENTIAL INFORMATION.  The Executive shall not at any time during the period of employment and thereafter disclose to others or use any trade secrets or any other confidential information belonging to the Corporation or any of its subsidiaries, including, without limitation, drawings, plans, programs, specifications and non-public information relating to customers of the Corporation or its subsidiaries, except as may be required to perform his duties hereunder.  The provisions of this Section 9 shall survive the termination of the Executive’s employment with the Corporation, provided that after the termination of the Executive’s employment with the Corporation, the restrictions contained in this Section 9 shall not apply to any such trade secret or confidential information which becomes generally known in the trade.

10.           NON-COMPETITION: NON-MITIGATION: LITIGATION EXPENSES.

(a)           No Mitigation.  The Executive shall not be required to mitigate the amount of any termination benefits due him under Section 7 herein, by seeking employment with others, or otherwise, nor shall the amount of such benefits be reduced or offset in any way by any income or benefits earned by the Executive from another employer or other source.

(b)           Non-competition.  For a period of twenty-four (24) months after the Executive’s termination of employment hereunder, the Executive shall not enter into endeavors that are competitive with the business or operations of the Corporation in the beauty industry (including, but not limited to, salons, hair restoration centers, education and related products), and shall not own an interest in, manage, operate, join, control, lend money or render financial or other assistance to or participate in or be connected with, as an officer, employee, director, partner, member, stockholder (except for passive investments of not more than a one percent (1%) interest in the securities of a publicly held corporation regularly traded on a national securities exchange or in an over-the-counter securities market), consultant, independent contractor, or otherwise, any individual, partnership, firm, corporation or other business organization or entity that engages in a business which competes with the Company.

(c)           Non-solicitation.  For a period of twenty-four (24) months after the Executive’s termination of employment hereunder, Executive shall not hire or attempt to hire any employee of the Corporation, assist in such hiring by any person or encourage any employee to terminate his or her relationship with the Corporation.

(d)           Remedies.  If the Executive violates any of the restrictive covenants set forth in Sections 9, 10(b) and (c) above during the first twenty-four (24) months after such termination of employment, and such violation continues after the Executive is notified in writing by the Company that he is in violation of the restrictive covenant, then (i) the Corporation shall have no further obligation to make any payments to the Executive of the Retirement Benefit described in Section 4(f) or of any severance payments provided in Section 7(b) and 7(d) and (ii) all such future payments shall be forfeited. The Executive acknowledges that any breach or threatened breach of Sections 9, 10(b) or (c) would damage the Corporation irreparably and, consequently, the Corporation, in addition to any other remedies available to it, shall be entitled to preliminary and permanent injunction, without having to post any bond or other security.

(e)           Attorneys Fees.  The Corporation shall pay the Executive’s attorneys’ fees for any proceeding or group of related proceedings to enforce, construe or determine the validity of the provisions of this Agreement.

11.           CLAIMS PROCEDURE.

(a)           If the payment of benefits under this Agreement shall be disputed by the Company, the Executive, or other person claiming through the Executive, must file a written claim with the Board as a prerequisite to the payment of such benefits.  The Board shall make all determinations as to the right of any person to receive benefits under subsections (a) and (b) of this Section 11.  Any denial by the Board of a claim for benefits by the Executive, his heirs or personal representative (“the claimant”) shall be stated in writing by the Board and delivered or mailed to the claimant within ten (10) days after receipt of the claim, unless special circumstances require an extension of time for processing the claim.  If such an extension is required, written notice of the extension shall be furnished to the claimant prior to the termination of the initial ten (10)-day period.  In no event shall such extension exceed a period of ten (10) days from the end of the initial period.  Any notice of denial shall set forth the specific reasons for the denial, specific reference to pertinent provisions of this Agreement upon which the denial is based, a description of any additional material or information necessary for the claimant to perfect his claim, with an explanation of why such material or information is necessary, and any explanation of claim review procedures, written to the best of the Board’s ability in a manner that may be understood without legal or actuarial counsel.

(b)           A claimant whose claim for benefits has been wholly or partially denied by the Board may request, within ten (10) days following the date of such denial, in a writing addressed to the Board, a review of such denial.  The claimant shall be entitled to submit such issues or comments in writing or otherwise as he shall consider relevant to a determination of his claim, and he may include a request for a hearing in person before the Board.  Prior to submitting his request, the claimant shall be entitled to review such documents as the Board shall agree are pertinent to his claim.  The claimant may, at all stages of review, be represented by counsel, legal or otherwise, of his choice, provided that such fees and expenses shall be borne by the Corporation.  All requests for review shall be promptly resolved.  The Board’s decision with respect to any such review shall be set forth in writing and shall be mailed to the claimant not later than ten (10) days following receipt by the Board of the claimant’s request unless special circumstances, such as the need to hold a hearing, require an extension of time for processing, in which case the Board’s decision shall be so mailed not later than twenty (20) days after receipt of such request.

(c)           A claimant who has followed the procedure in subsections (a) and (b) of this Section, but who has not obtained full relief on his claim for benefits, may submit such claim for expedited and binding arbitration of his claim before an arbitrator in Hennepin County, Minnesota, in accordance with the commercial arbitration rules of the American Arbitration Association, as then in effect, or pursuant to such other form of alternative dispute resolution as the parties may agree (collectively, the “arbitration”).  The arbitrator’s sole authority shall be to interpret and apply the provisions of this Agreement; the arbitrator shall not change, add to, or subtract from, any of its provisions.  The arbitrator shall have the power to compel attendance of witnesses at the hearing.  Any court having competent jurisdiction may enter a judgment based upon such arbitration.  The arbitrator shall be appointed by mutual agreement of the Corporation and the claimant pursuant to the applicable commercial arbitration rules.  The arbitrator shall be a professional person with a national reputation for expertise in employee benefit matters and who is unrelated to the claimant and any employees of the Corporation.  All decisions of the arbitrator shall be final and binding on the claimant and the Corporation.

12.           MISCELLANEOUS.

(a)           Successors and Assigns.  This Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Corporation, including any party with which the Corporation may merge or consolidate or to which it may transfer substantially all of its assets.  As used in this Agreement, the term “successor” shall include any person, firm, corporation or other business entity which at any time, whether by merger, purchase or otherwise, acquires all or substantially all of the capital stock or assets of the Corporation.

(b)           Non-assignability and Non-transferability.  The rights and obligations of the Executive under this Agreement are expressly declared and agreed to be personal, nonassignable and nontransferable during his life; provided, however, that all or a portion of the amount of each payment of his Retirement Benefit under Section 4(f) (other than payments under Section 4(f)(iii)) may be assigned by a “qualified domestic relations order” as set forth in paragraphs (1) through (3) of Code Section 414(p), as if this Agreement were a plan described in Code Section 401(a)(13).

(c)           Limitation of Waiver.  The waiver by either party hereto of its rights with respect to a breach of any provision of this Agreement by the other shall not operate or be construed as a waiver of any rights with respect to any subsequent breach.

(d)           Amendments.  No modification, amendment, addition, alteration or waiver of any of the terms, covenants or conditions hereof shall be effective unless made in writing and duly executed by the Corporation and Executive.

(e)           Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together will constitute but one and the same agreement.

(f)            Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota, without regard to the conflicts of law principles thereof.

(g)           Severability.  If any provision of this Agreement is determined to be invalid or unenforceable under any applicable statute or rule of law, it is to that extent to be deemed omitted and it shall not affect the validity or enforceability of any other provision.

(h)           Notices.  Any notice required or permitted to be given under this Agreement shall be in writing, and shall be deemed given when sent by registered or certified mail, postage prepaid, addressed as follows:

If to the Executive:	Randy L. Pearce

Regis Corporation

7201 Metro Boulevard

Edina, Minnesota 55439

If to the Corporation:	Regis Corporation

7201 Metro Boulevard

Edina, Minnesota 55439

Attn: General Counsel

or mailed to such other person and/or address as the party to be notified may hereafter have designated by notice given to the other party in a similar manner.

(i)            Mandatory Arbitration.  Any dispute or controversy arising under or in connection with this Agreement, other than claims administered under

Section 11, shall be settled exclusively by binding arbitration in the manner set forth in Section 10(c).

13.           PRIOR AGREEMENTS SUPERSEDED.  Upon the Effective Date, this Agreement shall supersede all prior agreements between the parties hereto with respect to the subject matter hereof, including without limitation the Original Agreement, the Insurance Agreement, the 2007 Agreement and any and all change in control provisions contained in any agreement, arrangement or plan with or for the benefit of Executive, all of which are forever irrevocably waived by the Executive; provided, however, that this Agreement shall not supersede any agreements between the Corporation and the Executive regarding currently outstanding options held by the Executive to purchase the Corporation’s common stock or restricted stock, except for the change in control provisions thereof, which are hereby superseded.

14.           NO INTERRUPTION OF BENEFITS.  Nothing in this Agreement shall be deemed an interruption of the Executive’s years of service for vesting of the Corporation’s benefit plans, vesting of options to purchase the Corporation’s common stock, or otherwise.

15.           INDEMNIFICATION.  The Corporation shall indemnify, defend, and hold the Executive harmless, to the fullest extent allowed by law, from and against any liability, damages, costs, or expenses (including attorney’s fees) in connection with any claim, cause of action, investigation, litigation, or proceeding involving him by reason of his having been an officer, director, employee, or agent of the Corporation or its affiliates, unless it is judicially determined, in a final, nonappealable order that the Executive was guilty of gross negligence or willful misconduct.  The Corporation also agrees to maintain adequate directors and officers liability insurance for the benefit of the Executive for the term of this Agreement and for at least three (3) years thereafter.

IN WITNESS WHEREOF, the parties have caused this amended and restated Agreement to be executed as of December 31, 2008.

REGIS CORPORATION

By:	/s/ Eric A. Bakken

Name:	Eric A. Bakken

Title:	Senior Vice President, General Counsel

EXECUTIVE

By:	/s/ Randy L. Pearce

Name:	Randy L. Pearce

Title:	Senior Executive Vice President, Chief Financial and Administrative Officer